Exhibit 3.97(a)

ARTICLES OF INCORPORATION	FILED In the Office of the Secretary of State of Texas

OF	SEP 02 1999

HILLS II OF LAKEWAY, INC.	Corporations Section

I, the undersigned, natural person of the age of eighteen (18) years or more, being a citizen of the State of Texas, do hereby adopt the following Articles of Incorporation pursuant to the Texas Business Corporation Act:

ARTICLE I.

NAME

The name of the Corporation is “Hills II of Lakeway, Inc.”

ARTICLE II.

DURATION

The period of duration of the Corporation is perpetual

ARTICLE III.

The purposes for which this corporation is organized are:

A. To perform services;

B. To do everything necessary, proper, advisable or convenient for the accomplishment, or furtherance of any and all acts legally allowable under the laws of the State of Texas.

C. The Corporation shall also possess the power to purchase or otherwise acquire, hold, own, operate, develop, subdivide, lease, mortgage, sell, convey, pledge, transfer or otherwise dispose of, and to invest, trade or deal in, directly or indirectly, real and personal property of every class and description in any of the states, districts, territories or colonies of the United

States, and in any district, territory, colony or country; provided, however, that the Corporation shall not own or purchase property or transact business which is prohibited by any laws of the State of Texas.

ARTICLE IV.

The aggregate number of shares which the corporation shall have authority to issue is 1,000 shares, having $1.00 par value per share.

ARTICLE V.

No holder of any capital stock of the Corporation shall be entitled to have any preemptive or preferential right to purchase or subscribe for any part of any capital stock of the corporation authorized by this Certificate or of any additional capital stock of any class to be issued by reason of any issuance or increase of the authorized stock of the Corporation, or issuance of any bonds, certificates or indebtedness, debentures, warrants, options or other securities convertible into any class of capital stock of the Corporation, but any capital stock authorized by this Certificate or any such additional authorized issue of any capital stock or securities convertible into any capital stock may be issued and disposed of by the Board of Directors of the Corporation to such persons, firms, corporations or associations for such consideration and upon such terms and in such manner as the Board of Directors of the Corporation may, in its discretion, determine without offering any thereof on the same terms, or on any terms to the shareholders then of record or to any class of shareholders; provided, however, that such issuance may not be inconsistent with any provision of law or with any of the provisions of this Certificate.

ARTICLE VI.

At each election of directors, every shareholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by that shareholder for as many persons as there are directors to be elected and for whose election such shareholder has a right to vote. Cumulative voting is expressly prohibited.

ARTICLE VII.

No contract or transaction between the Corporation and one or more of Its directors or officers, or between any corporation, partnership, association or other organization in which one or more of the directors or officers of the Corporation are directors, officers or partners, or have a financial interest, shall be void or voidable solely by reason of such relationship, or solely because the director or officer is present at or participates in the meeting of the Board of Directors of the Corporation or committee thereof that authorizes the contract or transaction, or solely because its or their votes are counted for such purposes, if any one of the following conditions are met, unless otherwise provided for by law:

A. The material facts concerning the relationship or Interest of the director or officer and the material facts concerning the contract or transaction are disclosed or are known to the Board of Directors of the Corporation or the committee thereof that authorizes the contract or transaction, and the Board of Directors of the Corporation or committee thereof in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, or

B. The material facts concerning the relationship or interest of the director or officer and the material facts concerning the contract or transaction are disclosed or are known to the shareholders of the Corporation entitled to vote thereon, and the contract or transaction is specifically approved in good faith by the shareholders of the Corporation at any annual or special meeting of shareholders called for that purpose; or

C. The contract or transaction is fair to the Corporation at the time it is authorized, approved or ratified by the Board of Directors of the Corporation, a committee thereof, or the shareholders of the Corporation.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors of the Corporation or of a committee thereof that authorizes such contract or transaction.

ARTICLE VIII.

Each person who is or was a director, officer, agent or employee of the Corporation and each person who serves or served at the Corporation’s request as director, officer, agent, employee, partner or trustee of another Corporation, or of a partnership, joint venture, trust or other enterprise shall be indemnified by the Corporation against any expenses (including attorney’s fees), amounts paid in settlement, judgments and fines incurred by such person in connection with any action, suit or proceeding to which such person may be a party by reason of such person’s position with the Corporation or service on behalf of the Corporation to the full extent (i) provided under any by-law or agreement of the Corporation, or (ii) otherwise permitted by law; provided, however, that said indemnification shall not be afforded if the Corporation, in its discretion, finds said party at fault in such settlement, judgment, or fine, etc.

ARTICLE IX.

The corporation will not commence business until it has received for the issuance of its shares, consideration of the value of ONE THOUSAND AND NO/100 DOLLARS ($ 1,000.00), consisting of money, labor done, or property actually received.

ARTICLE X.

The street address of this Corporation’s initial registered office is One Commodore Plaza, 800 Brazos, Austin, Texas 78701-2507. The name of its resident agent at that address is Corporation Service Company. The street address of this corporation’s principal office is 3030 LBJ Freeway, Dallas, Texas 75234.

ARTICLE XI.

The number of directors constituting the initial Board of Directors is two (2) and the names and addresses of the persons who are to serve as directors until the first annual meeting of the shareholders, or until their successors are elected and qualified are as follows:

Name:	Mark Dietz

Mailing Address:	TriWest Plaza
3030 LBJ Freeway
Dallas, Texas 75234

Name:	Jack Lupton
Mailing Address:	TriWest Plaza
3030 LBJ Freeway
Dallas, Texas 75234

ARTICLE XII.

The name and mailing address of the incorporator of this Corporation is as follows:

Name:	Thomas T. Henslee

Mailing Address:	TriWest Plaza
3030 LBJ Freeway, Suite 840
Dallas, Texas 75234

IN WITNESS WHEREOF, I have hereunto set my hand this 1st day of September, 1999.

		By:	/s/ Thomas T. Henslee
Thomas T. Henslee

THE STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

BEFORE ME, the undersigned authority, a Notary Public in and for Dallas County, Texas on this 1st day of September, 1999, personally appeared Thomas T. Henslee who, after being by me duly sworn, declared that he was the person who signed the foregoing document as incorporator and that the statements contained therein are true.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this 1st day of September, 1999.

/s/ Shannon Bowman Drissel
Notary Public, State of Texas

[Notary Public Seal]